Exhibit 3.1.1

DELAWARE CERTIFICATE

OF INCORPORATION

ARTICLE I

The name of this corporation is Viveve Medical, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2140 South DuPont Highway, City of Camden, ZIP Code 19934, in the County of Kent. The name of its registered agent at such address is Paracorp Incorporated.

ARTICLE III

The nature of the business or purposes for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

1.     Authorization. This Corporation is authorized to issue a total of Eighty-Five Million (85,000,000) shares among two classes of stock as follows:

(a)     Seventy-Five Million (75,000,000) shares shall be designated as Common Stock, par value $0.0001 per share; and

(b)     Ten Million (10,000,000) shares shall be designated as Preferred Stock, par value $0.0001 per share.

2.     Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the divided rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of share of such series then outstanding. In case the number of shares of any series shall be so decrease, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of share of such series.

ARTICLE V

The name and mailing address of the incorporator are: Patricia Scheller, 150 Commercial Street, Sunnyvale, CA 94086.

ARTICLE VI

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VII

The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article X to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provision of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has signed this Certificate this 9th day of May, 2016.

/s/ Patricia Scheller
Patricia Scheller
Incorporator